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                           May 26, 2023

       Robert Clark
       Chief Executive Officer
       KONA GOLD BEVERAGE, INC.
       746 North Drive, Suite A
       Melbourne, Florida 32934

                                                        Re: KONA GOLD BEVERAGE,
INC.
                                                            Registration
Statement on Form S-1
                                                            Filed on May 22,
2023
                                                            File No. 333-272118

       Dear Robert Clark:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing